Exhibit 10.5

JOINT PARTNERSHIP AGREEMENT FOR
DEVELOPING A DOUBLE-SIDED SILICON SOLAR CELL
(English Translation)

Perfectenergy (Shanghai), Ltd. (hereinafter, known as "Party A") and Shanghai Solar Power Technology Research Center (hereinafter, known as "Party B") hereby establish this partnership agreement to promote the development of terrestrial double-sided silicon solar cell technology, and to improve the green energy technology in China. Jointly developed by both parties through equal negotiations, this agreement sets forth the cooperation between the two parties for a “development of double-sided silicon solar cell” project. The project research includes the following:

•	Boron diffusion testing, to find suitable sheet resistance and relative diffusion conditions.
•	Research on a bulk production technique: how to reduce costs and simplify the assembly flow while maintaining the same cell performance.

1. Roles and Responsibilities:

Party A’s role and responsibilities:
1)
Apply the silicon suede coating and assemble components, including the spray, electrode, welding, etc. Assemble the double-sided silicon solar cell based on the silicon chip with excellent boron diffusion to be supplied by Party B. Using the current assembly process of ground silicon solar cell as reference, improve the assembly craftsmanship based on the actual result.

2)
In order to implement bulk production, start with a small bulk production as the test based on Party A’s current production line. Provide assembly equipment and relevant personnel to ensure a flawless work flow.

3)	In charge of commercializing double-sided solar cell technology and mass production.

Party B’s role and representatives:
1)
Design the double-sided silicon solar cell and perform the simulation analysis. Improve cell construction by integrating the lab data provided by Party A. Perform cell test analysis, including a power performance test and quantum response test.

2)	In charge of the R&D of boron diffusion.

2. Term of this agreement
From November 2006 to February 2008

3. Confidentiality
During the execution of the entire joint partnership project, each party has the obligation to maintain in confidence and not to disclose any confidential information regarding the progress of any related projects, the selection of materials, assembly technique and construction, system layout, technique and all other related information.

4. Intellectual Property
During the entire joint partnership project, any technical achievement accomplished jointly by both parties will be owned by both parties; any technical achievement accomplished by an individual party will be owned solely by that individual party.

5. Both parties are obligated to follow the terms set forth in this agreement. No party shall terminate or refuse to fulfill this agreement, except due to a force majeure event. Each party is liable for its own expenses. When the project is accomplished, Party A is responsible for the production and marketing promotion of the finished product, and Party B is entitled to receive 3% to 5% of the sales volume as a technology consultant fee.

6. The agreement is not effective until signed by both parties with stamps. This agreement has 4 copies of (each copy has two pages), with each copy deemed to have the same force and effect. Each party holds two copies.

7. Any new issues that emerge during the execution of this agreement shall be resolved by both parties through coordination.

Perfectenergy (Shanghai), Ltd.

Authorized Representative

Shanghai Solar Power Technology Research Center

Authorized Representative